EXHIBIT 11 TO FORM 10-QSB

                        FRONTIER NATURAL GAS CORPORATION
        Computation of Net Income Per Common and Common Equivalent Share
                                   (Unaudited)


                                                Quarter ended March 31,
                                             -----------------------------
                                                 1997             1996
                                             -----------      ------------

Common shares issued and
  outstanding, beginning                       7,142,056         5,058,406

Add:  Common stock issued                           ----              ----
                                             ===========       ===========

Total equivalent common shares                 7,142,056         5,058,406
                                             ===========       ===========

Net income (loss)                            $(1,352,022)      $  (769,226)


Less: Cumulative preferred
  stock dividend                                  25,788            25,788
                                             -----------       -----------

Net loss available to common
 and common equivalent shares                $(1,377,810)      $  (795,014)
                                             ===========       ===========

Net loss per common and common
  equivalent share                           $     (0.19)      $     (0.16)
                                             ===========       ===========